Exhibit 10.6

ON DECK CAPITAL, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

On Deck Capital, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”).

1. CASH RETAINERS

No Outside Director will receive per meeting attendance for attending Board or meetings of committees of the Board.

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $30,000.

Committee Chair and Committee Member Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as chairperson of a committee of the Board or as a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairperson of Audit Committee:	$17,000
Chairperson of Compensation Committee:	$10,000
Chairperson of Risk Management Committee:	$10,000
Chairperson of Nominating and Governance Committee:	$6,000
Member of Audit Committee:	$7,500
Member of Compensation Committee:	$5,000
Member of Risk Management Committee:	$5,000
Member of Nominating and Governance Committee:	$2,500

All cash compensation will be paid quarterly in arrears on a prorated basis.

2. EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of shares of Company common stock (“Shares”) to be covered by such Awards.

(b) Appointment Awards. Subject to Section 11 of the Plan, upon an Outside Director’s appointment to the Board following the Registration Date, such Outside Director automatically will be granted an Award with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $330,000 (an “Appointment Award”).

If an Appointment Award is an Option, such Appointment Award will vest in forty-eight (48), equal, monthly installments beginning with the first monthly anniversary after the grant date, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

If an Appointment Award is an Award of Restricted Stock Units, such Appointment Award will vest in twelve (12) equal, quarterly installments beginning with the last day of the first full quarter after the grant date, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

(c) Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the 2015 Annual Meeting, each Outside Director automatically will be granted an Award with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $150,000 (an “Annual Award”). Each Annual Award will fully vest upon the earlier of: (i) the 12-month anniversary of the grant date; or (ii) the next Annual Meeting, in each case, provided that the Outside Director continues to serve as a Service Provider through the vesting date.

(d) Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for all other Options granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the grant date.

(e) Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Awards.

3. TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4. ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5. REVISIONS

The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.

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